EX-23

   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



Board of Directors
E.T. Corporation

I consent to the incorporation by reference of my independent auditors' report dated January 10, 2003 on the balance sheets as of September 30, 2002 and 2001, and the statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, and the cumulative amounts from inception on October 3, 1978 thru September 30, 2002, included in E.T. Corporation's Form 10-KSB for the fiscal year ended September 30, 2002 into the company's previously filed registration statement on Form S-8 POS (File No. 333-72610).

/s/ Janet Loss, C.P.A., P.C.
Janet Loss, C.P.A., P.C.
Denver, Colorado
September 3, 2004